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                                  EXHIBIT 23.2


                                  May 8, 1997


                            CONSENT OF LEGAL COUNSEL



Mail-Well, Inc.
23 Inverness Way East, Suite 160
Englewood, Colorado  80112

Ladies and Gentlemen:

     We consent to the use in the Form S-8 Registration Statement of Mail-Well, Inc. (the "Company"), to be filed on or about May 8, 1997, relating to the registration of shares under the Mail-Well Corporation 401(K) Savings Retirement Plan, the Shepard Poorman Communications Corporation Employee Stock Ownership Plan, the 1996 Directors Stock Option Plan and the Mail-Well Corporation Employee Stock Ownership Plan, of our name and the statement with respect to our firm under the heading of "Interests of Named Experts and Counsel" in the Registration Statement.

                         Sincerely yours,

                         ROTHGERBER, APPEL, POWERS & JOHNSON LLP

                         /s/ Rothgerber, Appel, Powers & Johnson LLP